Exhibit 99.1
Space Exploration Technologies Corp. Announces Inaugural Bond Issuance
June 22, 2026
Starbase, Texas – Space Exploration Technologies Corp. ("SpaceX") (Nasdaq: SPCX) today announced the commencement of its inaugural offering of senior unsecured notes (the “Notes”), subject to market conditions and other factors. The Notes will be unsecured obligations of SpaceX and will rank equally in right of payment with all existing and future unsubordinated indebtedness, liabilities and other obligations of SpaceX.
SpaceX intends to use the net proceeds from the Notes offering to repay the outstanding borrowings under its bridge loan facility in full, to pay related fees and expenses, and any remaining amount for general corporate purposes.
The Notes are being offered to persons reasonably believed to be “qualified institutional buyers” in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About SpaceX
Founded in 2002, SpaceX is the only company building the integrated hardware and software infrastructure of the future across space, connectivity, and AI. At our core, we are builders. We design, manufacture, launch, and operate products and services built on cutting-edge technologies, including the world’s most advanced rockets and spacecraft.
Forward-Looking Statements
This release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the proposed private offering of the Notes and the intended use of proceeds. Forward-looking statements involve risks, contingencies and uncertainties, which are difficult to predict and many of which are beyond our control. These risks, contingencies, and uncertainties and other important factors are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus contained in our Registration Statement on Form S-1, filed on May 20, 2026, as amended (No. 333-296070). The forward-looking statements in this release speak only as of the date of this release. We undertake no obligation to update these statements unless required by law, and we caution you not to place undue reliance on them.
Contacts
Media
media@spacex.com
Investors
investors@spacex.com